UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2021 (August 1, 2021)

YELLOWSTONE ACQUISITION COMPANY
(Exact name of registrant as specified in its Charter)

Delaware	001-39648	85-2732947
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Dodge Street, Suite 3300 Omaha, Nebraska 68102 (Address and telephone number of principal executive offices, including zip code)
(402) 225-6511 (Registrant's telephone number, including area code)
Not Applicable (Former name or address, if changed since last report)

Securities registered under Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol	Name of Exchange on Which Registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant	YSACU	The Nasdaq Stock Market LLC
Class A common stock, $0.0001 par value included as part of the units	YSAC	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	YSACW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On August 1, 2021, Sky Harbour LLC (“Sky”), a Delaware limited liability company and Yellowstone Acquisition Company (“Yellowstone” and after the Closing, “PubCo”), entered into a definitive equity purchase agreement (the “Equity Purchase Agreement”), which was subsequently announced on August 2, 2021.

As part of the transaction, BOC YAC Funding LLC, a Delaware limited liability company (“BOC YAC”), a subsidiary of Boston Omaha Corporation (“Boston Omaha”), has agreed to invest $55 million directly into Sky, and upon the successful consummation of the business combination, this investment will convert into 5,500,000 shares of the post-combination public company’s Class A common stock, valued at $10.00 per share (the “BOC Initial Investment”). This investment, which will be funded into escrow and is expected to be released to Sky prior to the closing of the business combination, is contingent upon Sky raising at least $80 million in a private activity bond offering. In the event the business combination is not consummated, Boston Omaha’s investment will remain as Series B Preferred units of Sky. In addition, the parties will seek to raise additional funding to support the business combination through a private placement investment (“PIPE”) to be consummated at the closing of the transaction of approximately $100 million.

In addition to the approximately $138 million raised in connection with Yellowstone’s initial public offering and associated private placement currently held in trust (the “Trust Account”), and Boston Omaha’s above referenced $55 million investment, BOC YAC has agreed to provide to Sky a backstop (consisting of securities and/or cash) valued at up to an additional $45 million through the purchase of additional shares of Yellowstone Class A common stock at a price of $10 per share immediately prior to the consummation of the business transaction if needed to meet the minimum investment condition of $150 million in cash and securities to Sky at the closing (the “Back-Stop Financing”). The Back-Stop Financing will occur if (i) the amount of cash available in the Trust Account immediately prior to Closing after deducting only the amounts payable to Yellowstone stockholders who have validly redeemed their Yellowstone Class A common stock (in all cases after taking into account amounts to be paid in respect of (x) the Deferred Underwriting Commission being held in the Trust Account, and (y) any other transaction expenses of Yellowstone), plus (ii)the BOC Initial Investment, and (iii) any additional financing amounts (including through a PIPE) actually received prior to or substantially concurrently with the Closing (the sum of (i), (ii) and (iii), the “Available Buyer Financing”), is less than $150 million.

The transactions contemplated by the Equity Purchase Agreement are referred to herein collectively as the “Business Combination”. This Form 8-K is being filed to describe the material terms of the Equity Purchase Agreement and related agreements, which are filed as exhibits herewith. Capitalized terms used in this Form 8-K but not otherwise defined herein have the meanings given to them in the Equity Purchase Agreement.

Item 1.01 Entry Into A Material Definitive Agreement.

Equity Purchase Agreement

The Equity Purchase Agreement, dated August 1, 2021 (the “Effective Date”), was entered into by and between Sky and Yellowstone. Each of Sky’s existing equityholders (collectively, the “Sky Existing Equityholders”) separately entered into an Equityholders Voting and Support Agreement irrevocably agreeing to vote in favor of the business combination set forth in the Equity Purchase Agreement. In addition, the Equity Purchase Agreement and the transactions contemplated thereby were unanimously approved by both Yellowstone’s board of directors and the board of managers of Sky, respectively.

Business Combination

Pursuant to the Equity Purchase Agreement, following the closing of the Business Combination (the “Closing”), PubCo will be organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the combined company will be held by Sky, and PubCo’s only assets will be its equity interests in Sky. At the Closing:

●    Yellowstone will amend its existing certificate of incorporation to: (a) change its name to “Sky Harbour Group Corporation”, (b) convert all then-outstanding shares of Class B common stock, par value $0.0001 per share, of Yellowstone (the “Yellowstone Class B common stock”), held by Sponsor (the “Sponsor Stock”) into shares of Class A common stock, par value $0.0001 per share, of PubCo (such class A common stock, the “PubCo Class A Common Stock”), and (c) issue to the Sky Existing Equityholders Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”), which carries one vote per share but no economic rights;

●    Sky and its members will adopt the Third Amended and Restated Limited Liability Company Agreement of Sky (the “A&R Operating Agreement”) to (a) restructure its capitalization to (i) issue to Yellowstone the number of common units of Sky equal to the number of outstanding shares of PubCo Class A Common Stock immediately after giving effect to the Business Combination (taking into account any redemption of Yellowstone Common Stock, and any Additional PIPE Investment) (the “PubCo Units”), (ii) reclassify the existing Sky common units (other than any existing Sky incentive common units (an “Existing Sky Prior Incentive Equity Unit”), existing Sky series A preferred units, and the existing Sky series B preferred units into Sky common units, and (iii) reclassify all of the Existing Sky Prior Incentive Equity Units into Sky incentive equity units, concurrently with and subject to adjustments affecting the number of units and exercise price (as applicable) thereof, following the Closing and (b) appoint PubCo as the managing member of Sky;

●    As consideration for the PubCo Units, Yellowstone will contribute to Sky the amount held in the Trust Account, less the amount of cash required to fund the redemption of Class A common stock, par value $0.0001 per share, of Yellowstone (the “Yellowstone Class A common stock”) held by eligible stockholders who properly elect to have their shares redeemed as of the Closing, any additional PIPE investment which may be raised between now and the closing (the “Additional PIPE Investment”), and the cash and securities contribution pursuant to the Back-Stop Financing, less the deferred underwriting commission payable to Wells Fargo Securities (the “Contribution Amount”). Immediately after the contribution of the Contribution Amount, Sky will pay the amount of unpaid fees, commissions, costs or expenses that have been incurred by Sky and Yellowstone in connection with the Business Combination (the “Transaction Expenses”) by wire transfer of immediately available funds on behalf of Sky and Yellowstone to those persons to whom such amounts are owed; and

●    Without any action on the part of any holder of a warrant to purchase one whole share of Yellowstone Class A common stock (a “Yellowstone Warrant”), each Yellowstone Warrant that is issued and outstanding immediately prior to the Closing will be converted into a warrant to purchase one whole share of PubCo Class A Common Stock in accordance with its terms.

Representations and Warranties, Covenants

Under the Equity Purchase Agreement, parties to the agreement made customary representations and warranties for transactions of this type regarding themselves. The representations and warranties made under the Equity Purchase Agreement will not survive the Closing. In addition, the parties to the Equity Purchase Agreement agreed to be bound by certain covenants that are customary for transactions of this type, including obligations of the parties to use commercially reasonable efforts to operate their respective businesses in the ordinary course, and to refrain from taking certain specified actions without the prior written consent of the applicable party, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into a competing transaction and Sponsor has agreed to vote all shares owned by it in favor of the Business Combination. The covenants of the parties set forth in the Equity Purchase Agreement will not survive the Closing, except for covenants and agreements that by their terms are to be performed in whole or in part after the Closing.

Termination

The Equity Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

(i)      by written notice from Sky or Yellowstone to the other party if the Closing has not occurred by March 31, 2022, such extended deadline (the “Outside Closing Date”);

(ii)     upon the applicable parties’ mutual written consent;

(iii)    by Yellowstone or Sky if the consummation of the Business Combination is prohibited by law;

(iv)    by Yellowstone, if Sky does not raise at least $80,000,000 in gross proceeds from a contemplated private activity bond financing (the “Bond Financing”); or

(v)     the non-breaching party if Yellowstone or Sky materially breaches a representation, warranty, covenant or other agreement by such party that (a) results in the failure to satisfy a closing condition of the breaching party and that is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing date is not cured within 20 business days of the non-breaching party notifying the breaching party of such breach. None of the parties to the Equity Purchase Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Equity Purchase Agreement.

Conditions to Each Party’s Obligations to Close

Under the Equity Purchase Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (a) the representations and warranties of the respective parties being true and correct subject to the materiality standards contained in the Equity Purchase Agreement; (b) material compliance by the parties of their respective pre-closing covenants and agreements, subject to the standards contained in the Equity Purchase Agreement; (c) the approval by Yellowstone’s stockholders of the transactions contemplated by the Equity Purchase Agreement; (d) the absence of a Company Material Adverse Effect (as defined in the Equity Purchase Agreement) since the Effective Date that is continuing and uncured; (e) Yellowstone having at least $5,000,001 in tangible net assets immediately prior to the Closing; (f) Yellowstone having no indebtedness in excess of $2,500,000; (g) PubCo remaining listed on Nasdaq; (h) the consummation of the Bond Financing; and (i) the cash proceeds from the Trust Account, net of any amounts paid to Yellowstone’s stockholders that exercise their redemption rights, plus the amounts raised in the BOC Initial Investment and any Additional PIPE Investment, equaling no less than $150,000,000 in value at the Closing. As part of the Back-Stop Financing, if it occurs, BOC YAC may provide such financing through cash, securities of publicly-traded corporations or a combination of both.

Agreements to be Entered into at Closing

At the Closing, the Sky Existing Equityholders, PubCo and Sky will enter into the A&R Operating Agreement.

At the Closing of the Business Combination, PubCo, Sky, the Sky Existing Equityholders and the TRA Holder Representative will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the applicable TRA Holders (as defined in the Tax Receivable Agreement) 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that PubCo (and applicable consolidated, unitary, or combined subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

●    existing tax basis in certain assets of Sky and certain of its direct or indirect Subsidiaries (as defined in the Tax Receivable Agreement), including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to Sky common units acquired by PubCo from a TRA Holder, each as determined at the time of the relevant acquisition;

●    tax basis adjustments resulting from taxable exchanges of Sky common units (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement) acquired by PubCo from a TRA Holder pursuant to the terms of the A&R Operating Agreement; and

●    tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

In addition, at the Closing, PubCo will enter into (i) a Stockholders’ Agreement with the Sky Existing Equityholders and the Sponsor (the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, among other things, the Sky Existing Equityholders and the Sponsor will respectively agree to vote each of their respective securities of PubCo that may be voted in the election of PubCo’s directors in accordance with the provisions of the Stockholders’ Agreement. At Closing, the PubCo Board of Directors (the “PubCo Board”) will initially consist of seven directors. Tal Keinan will have the right, pursuant to the Stockholders’ Agreement, to designate four directors for appointment to such vacancies at any time. Each of Sky’s largest Series A investors and BOC YAC Funding LLC will have the right to designate a director. Each of the Existing Equityholders and BOC YAC Funding LLC will respectively agree to vote for each of those nominees at each meeting of stockholders called for the purpose of electing directors. The director designation rights will each fall away when certain conditions are met.

A copy of the Equity Purchase Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference, and the foregoing description of the Equity Purchase Agreement is qualified in its entirety by reference thereto. The Equity Purchase Agreement provides investors with information regarding its terms and is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Equity Purchase Agreement were made as of the execution date of the Equity Purchase Agreement only and are qualified by information in confidential disclosure schedules provided by the parties in connection with the signing of the Equity Purchase Agreement. These disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Equity Purchase Agreement. Moreover, certain representations and warranties in the Equity Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Equity Purchase Agreement as characterizations of the actual statements of fact about the parties.

In addition to the Equity Purchase Agreement, the Sponsor has entered into a Sponsor Voting and Support Agreement, attached hereto as Exhibit 10.2, and is incorporated herein by reference, pursuant to which BOC YAC has agreed to provide the Back-Stop Financing. The foregoing description of the Sponsor Voting and Support Agreement is qualified in its entirety by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under the heading “Equity Purchase Agreement – Business Combination” in Item 1.01 of this Current Report are incorporated by reference into this Item 3.02. The shares of PubCo Class A Common Stock to be issued to BOC YAC and the shares of PubCo Class B Common Stock to be issued to the Sky Existing Equityholders will not be registered under the Securities Act of 1933 (the “Securities Act”), as amended, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On August 2, 2021 Yellowstone issued a press release announcing the execution of the Equity Purchase Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Furnished as Exhibit 99.2 hereto and incorporated into this Item 7.01 by reference is the investor presentation that Yellowstone and Sky have prepared for use in connection with various meetings and conferences with certain investors.

The information in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and will not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Additional Information

Yellowstone intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed Business Combination, Yellowstone will mail the definitive proxy statement and other relevant documents to its stockholders. This communication does not contain all the information that should be considered concerning the Business Combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed Business Combination. Yellowstone’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, any amendments thereto, and the definitive proxy statement in connection with Yellowstone’s solicitation of proxies for the special meeting to be held to approve the Business Combination as these materials will contain important information about Sky and Yellowstone and the proposed the Business Combination. The definitive proxy statement will be mailed to the stockholders of Yellowstone as of a record date to be established for voting on the Business Combination. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

Yellowstone, Sponsor and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Yellowstone’s stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Yellowstone’s directors and officers in Yellowstone’s filings with the SEC, including Yellowstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021, as amended on May 24, 2021 and such information and names of Sky’s directors and executive officers will also be in the proxy statement of Yellowstone for the Business Combination. Stockholders can obtain copies of Yellowstone’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

Sky and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Yellowstone’s stockholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding Yellowstone’s or Sky’s financial position, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the Business Combination; the satisfaction of the closing conditions to the Business Combination; and the timing of the completion of the Business Combination, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Yellowstone’s and Sky’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Equity Purchase Agreement or could otherwise cause the Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against Yellowstone and Sky following the execution of the Equity Purchase Agreement and the Business Combination; (iii) any inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of Yellowstone or other conditions to closing in the Equity Purchase Agreement; (iv) the failure of Sky to raise at least $80,000,000 in gross proceeds from its planned private activity bond financing; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (vii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that Sky or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled “Risk Factors”, and in Yellowstone’s other filings with the SEC.

Yellowstone cautions that the foregoing list of factors is not exclusive. Yellowstone cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Yellowstone’s Annual Report on Form 10-K filed with the SEC. Yellowstone’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Yellowstone disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Further, Sky Harbour Capital LLC (the “Bond Borrower”), a subsidiary of Sky, expects to raise capital through a municipal bond offering.  That bond offering is being made through a Preliminary Offering Statement (“POS”), which contains a number of disclosures regarding the Bond Borrower and its subsidiaries, which will comprise the obligated group (the “Obligated Group”) for such bonds.   The POS disclosure includes projections regarding the future business obligations of the Obligated Group and other disclosure pertaining to the Obligated Group.  Because the POS disclosure has been drafted to convey information concerning only the Obligated Group, such disclosure should not be relied upon in making an investment decision regarding Yellowstone or Sky.

ITEM 9.01        Financial Statements and Exhibits.

(d)                    Exhibits. The Exhibit Index set forth below is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.1	Equity Purchase Agreement
10.1	Sponsor Voting and Support Agreement
99.1	Press Release dated August 2, 2021
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWSTONE ACQUISITION COMPANY (Registrant) By: /s/ Joshua P. Weisenburger Joshua P. Weisenburger, Chief Financial Officer

Date:  August 3, 2021